Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Mobix Labs, Inc. of our report dated January 12, 2026, except for the effects of the reverse stock split discussed in Note 21 to the consolidated financial statements, as to which the date is April 27, 2026, relating to the financial statements of Mobix Labs, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Irvine, California
August 28, 2026